Exhibit (h)(2)

December 26, 2017

State Street Bank and Trust Company

Transfer Agency

Attention: Compliance

One Heritage Drive Building

1 Heritage Drive

Mail Stop OHD0100

North Quincy, MA 02171

Re: Natixis ETF Trust (the “Trust”)

Ladies and Gentlemen:

Please be advised that the undersigned Trust has established a new series of shares to be known as Natixis Loomis Sayles Short Duration Income ETF (the “Portfolio”), which is expected to become effective on December 26, 2017.

In accordance with Section 12, the Additional Portfolios provision, of the Transfer Agency and Services Agreement dated as of October 14, 2016 by and among State Street Bank and Trust Company (“State Street”) and the Trust (as amended, modified, or supplemented from time to time, the “Agreement”), the undersigned hereby requests that State Street act as Transfer Agent for the new Portfolio under the terms of the Agreement. In connection with such request, the undersigned hereby confirms to State Street, as of the date hereof, its representations and warranties set forth in Section 3 of the Agreement. Schedule A to the Agreement is hereby amended in its entirety and replaced with a new Schedule A annexed hereto.

Please indicate your acceptance of the foregoing by executing two copies of this letter agreement, returning one to the Trust and retaining one for your records.

Sincerely,

NATIXIS ETF TRUST

By:	/s/ David L. Giunta
Name:	David L. Giunta
Title:	President & Chief Executive Officer

Agreed and Accepted:
STATE STREET BANK AND TRUST COMPANY

By:	/s/ Andrew Erickson
Name:	Andrew Erickson
Title:	Executive Vice President, Duly Authorized

Effective Date:	December 26, 2017

Information Classification: Limited Access

Schedule A

LIST OF PORTFOLIOS

Natixis Loomis Sayles Short Duration Income ETF

Natixis Seeyond International Minimum Volatility ETF